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TABLE OF CONTENTS

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Cimarex Energy Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 17, 2006

To the Stockholders of Cimarex Energy Co.:

        The annual meeting of stockholders of Cimarex Energy Co. will be held on Wednesday, May 17, 2006, at 9:30 a.m., Central Time, at the Doubletree Hotel, 616 West Seventh Street, Tulsa, Oklahoma 74127, for the following purposes:

  1.
  Elect four directors for terms expiring in 2009.

  2.
  Approve the performance goals applicable to awards of restricted stock in order to obtain the federal income tax deduction benefits under Section 162(m) of the Internal Revenue Code.

  3.
  Ratify the appointment of the independent auditors for 2006.

  4.
  Transact any other business that may be properly brought before the annual meeting.

        Stockholders of record at the close of business on March 24, 2006 are entitled to notice of and to vote at the meeting. During the period May 5 through May 16, 2006, you may examine the stockholders' list at our offices. The stockholders' list will also be available at the meeting.

IMPORTANT

        Your proxy is important to assure a quorum at the meeting. Whether or not you expect to attend the meeting, please vote in any one of the following ways:

  •
  By phone, call 1-866-894-0537

  •
  On the internet, log on to www.continentalstock.com

  •
  By mail, mark, sign, date and promptly return the proxy card in the postage-prepaid envelope.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Mary Kay Rohrer
                      Corporate Secretary

Date: April 17, 2006

CIMAREX ENERGY CO.
PROXY STATEMENT

TABLE OF CONTENTS

VOTING
Who is Entitled to Vote
How to Vote
Voting by Mail
Voting by Telephone
Voting on the Internet
Voting in Person
Cimarex 401(k) Participants
How to Change Your Vote
Shares Entitled to Vote
Quorum
Tabulation of Votes
Votes Needed
Proposal 1—Election of Directors
Proposal 2—Approve Performance Goals
Proposal 3—Ratification of Independent Auditors
The Effect on Voting of Broker Non-Votes and Abstentions
Proxy Solicitation and Expenses
Multiple Stockholders Sharing the Same Address
CORPORATE GOVERNANCE
Board of Directors
Committees
Director Independence
Presiding Director
Communications with Directors
Governance Committee Interlocks
Compensation of Directors
Non-Employee Director Compensation Earned in Fiscal 2005
PROPOSAL 1—ELECTION OF DIRECTORS
Nominees for Election as Class I Directors
Class II Directors Continuing in Office
Class III Directors Continuing in Office
PROPOSAL 2—APPROVAL OF PERFORMANCE GOALS
Performance Goals
Other Terms of the Awards
Tax Considerations
PROPOSAL 3—RATIFICATION OF INDEPENDENT AUDITORS
Independent Auditors
Fees
Report of Audit Committee
EXECUTIVE COMPENSATION

i

Governance Committee Report on Executive Compensation
Compensation
Option Grants in 2005
Option Exercises in 2005 and Value Realized
2005 Year-End Option and Restricted Stock Unit Values
Equity Compensation Plan Information
Stock Price Performance
Employment Agreement and Change in Control Arrangements with Named Officers
Certain Relationships and Related Party Transactions
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
Equity and Equity-Related Interests Held by Executive Officers and Directors
Beneficial Ownership by Executive Officers and Directors
Beneficial Owners of More than Five Percent
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters
Stockholder Proposals for 2007 Annual Meeting
Complaint and Reporting Procedures

ii

CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 17, 2006

VOTING

Who is Entitled to Vote

        Stockholders of record as of the close of business on March 24, 2006 may vote at the meeting. This proxy statement and form of proxy will be mailed to stockholders on approximately April 17, 2006.

How to Vote

        If you own shares in your name, you may vote by mail, by telephone, on the Internet or in person, as described below. If your shares are held in the name of a bank, broker or other holder, please refer to the proxy card or information you receive from the holder of your stock for voting instructions.

        Voting by Mail.     Complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope. If you don't sign your proxy card, your vote will not be counted. If you sign your proxy card but do not indicate how you want to vote, your proxy will be voted as recommended by the Board of Directors.

        Voting by Telephone.     Call the toll-free number listed on the proxy card and follow the instructions on the proxy card.

        Voting on the Internet.     The web site for Internet voting is www.continentalstock.com. Follow the instructions on the proxy card.

        Voting in Person.     Even if you plan to attend the meeting, the Board recommends that you vote using one of the above voting methods. You may also vote in person at the meeting. If your shares are held in the name of a bank, broker or other holder, you must bring to the meeting a proxy, executed in your favor, from your bank, broker or other holder.

Cimarex 401(k) Participants

        Cimarex Energy Co. 401(k) Plan participants who have shares of Cimarex stock credited to their Plan account as of March 24, 2006, will receive a proxy card which serves as a voting instruction card. You may instruct Vanguard, the Trustee, how to vote your shares, and the Trustee will vote your shares in accordance with your instructions. If you do not sign and return the proxy card to indicate your instructions, the Trustee will vote your shares in the same proportion as shares were voted by other Plan participants.

How to Change Your Vote

        You can revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the meeting, or by filing a written revocation with Cimarex's Corporate Secretary, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203.

Shares Entitled to Vote

        Each share of common stock that you held on March 24, 2006, entitles you to one vote at the meeting. As of March 24, 2006, there were 82,649,166 shares of Cimarex Energy Co. common stock outstanding and entitled to vote.

Quorum

        We must have a majority quorum to conduct business at the meeting. This means that greater than 50% of the outstanding shares of stock as of the close of business on March 24, 2006 must be represented in person or by proxy at the meeting. If a quorum is not present at the meeting, a vote for adjournment will be taken. If a majority of the stockholders vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies at such adjourned meeting.

Tabulation of Votes

        Continental Stock Transfer & Trust Company, New York, New York, our stock transfer agent, will receive proxies and ballots, tabulate the vote, determine whether a quorum exists and serve as inspector of election at the meeting.

Votes Needed

        Proposal 1—Election of Directors.     Directors will be elected by a plurality of the votes. This means that the four director nominees receiving the most "FOR" votes will be elected as Class I directors.

        Proposal 2—Approve Material Terms of Performance Goals Applicable to Certain Restricted Stock Awards.     The affirmative vote of a majority of the shares present and entitled to vote is required to approve Proposal 2.

        Proposal 3—Ratify Appointment of KPMG LLP as Independent Auditors.     The affirmative vote of a majority of the shares present and entitled to vote is required to ratify the appointment of KPMG LLP as Cimarex's independent auditors.

The Effect on Voting of Broker Non-Votes and Abstentions

        A broker non-vote occurs when the broker does not receive voting instructions from his customer and does not have discretionary authority to vote on a proposal. An abstention occurs when the "ABSTAIN" box on the proxy card is checked. The following summarizes the effect of broker non-votes and abstentions:

  •
  Shares represented by abstentions and broker non-votes count for purposes of determining a quorum.

  •
  Shares represented by abstentions and broker non-votes are not considered in tabulating votes for the election of directors (Proposal 1).

  •
  Shares represented by abstentions are included in the total shares voted on Proposal 2 and Proposal 3. Since abstentions are not a vote "FOR," abstentions have the same effect as votes against Proposal 2 and Proposal 3.

  •
  Broker non-votes are not counted for purposes of determining whether Proposal 2 or Proposal 3 has been approved.

Proxy Solicitation and Expenses

        Proxies will be solicited by mail and may be solicited by certain officers and regular employees of Cimarex by mail, telephone or in person. Cimarex will pay for all solicitation costs, including reimbursement to brokerage firms and others for their expenses in forwarding proxy materials.

Multiple Stockholders Sharing the Same Address

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the proxy statement may have been sent to multiple stockholders in your household. If you wish a separate copy of this document, call or write us at the following address or phone number: 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, phone 303-295-3995, Attention: Mary Kay Rohrer, Corporate Secretary. If you prefer to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder.

CORPORATE GOVERNANCE

Board of Directors

        Our Board of Directors met seven times during 2005. Nine of the ten incumbent directors attended at least 75% of all Board meetings. Mr. Dietler recused himself from participation in three meetings because of a potential conflict of interest related to the purpose of those meetings. All directors, except one, attended the 2005 Annual Meeting. Our independent directors meet in executive session following each Board meeting.

        The Board is governed by our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Audit and Governance Committee charters and Delaware law. The Audit and Governance Committee charters are available on our website at www.cimarex.com. In addition to these documents, our Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer can also be found on Cimarex's website. Copies of our corporate governance documents may also be obtained by contacting our Corporate Secretary, Mary Kay Rohrer.

Committees

        The Board of Directors has the following committees:

Committee and Members	Functions of Committee
Audit
Cortlandt S. Dietler, Chairman†	•	Appoints independent auditors
Glenn A. Cox†	•	Approves nature and scope of services of independent
Paul D. Holleman		auditors and reviews range of fees for such services
Monroe W. Robertson†	•	Oversees Cimarex's internal audit function
	•	Reviews qualification and independence of independent auditors
	•	Monitors integrity of Cimarex's financial statements
	•	Monitors compliance with legal and regulatory requirements
†Financial Expert
Governance	Compensation Functions
L. Paul Teague, Chairman	•	Determines and approves CEO compensation
Jerry Box	•	Makes recommendations to Board regarding executive
Hans Helmerich		officer cash and incentive compensation
David A. Hentschel	•	Recommends director compensation
Michael J. Sullivan	•	Prepares report on executive compensation
	•	Determines amount and terms of equity awards
	•	Periodically reviews and approves long-term incentive plans
Nominating and Governance Functions
	•	Recommends individuals to Board for nomination, election or appointment as members of the Board and its committees
	•	Oversees evaluation of performance of the Board and its committees and the CEO
	•	Oversees corporate governance
	•	Develops plans for managerial succession

        During 2005, the Audit Committee held eight meetings, and each member of the Audit Committee attended at least 75% of all meetings. Mr. Sullivan transferred from the Audit Committee to the Governance Committee in September 2005. Prior to his transfer, he attended all Audit Committee meetings. Mr. Robertson joined the Audit Committee in December 2005 and attended the December meeting. The Board has determined that each member of the Audit Committee is independent and financially literate.

        During 2005, the Governance Committee held seven meetings. Messrs. Hentschel and Teague attended all seven meetings. Mr. Rooney, who resigned from the Board and the Committee in October 2005, due to his appointment as Ambassador to the Holy See, attended fewer than 75% of the meetings prior to his resignation. Messrs. Box, Helmerich and Sullivan were appointed to the Committee in June, December and September, 2005, respectively, and attended 100% of the meetings following their appointments to the Committee.

        In identifying and recommending nominees for positions on the Board of Directors, the Governance Committee places emphasis on the criteria set forth in our Corporate Governance Guidelines, including: (a) high personal and professional ethics, (b) integrity and values, (c) commitment to the long-term interest of the stockholders and (d) a mix of characteristics and diverse experiences, perspectives and skills appropriate to our business. The Committee does not set specific, minimum qualifications that nominees must meet, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the business and needs of Cimarex and the composition of the Board of Directors. The Governance Committee will consider nominees recommended by stockholders. The Governance Committee did not receive nominations from a stockholder prior to the deadline for stockholder nominations. Stockholders who wish to submit a nominee for consideration by the Governance Committee for election at our 2007 annual meeting of stockholders may do so during the period February 6, 2007 to February 16, 2007, by submitting in writing such nominee's name, in compliance with the procedures and along with the other information required by our By-laws, to our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203.

        All of the nominees to serve as Class I directors, except Jerry Box, are standing for re-election by the stockholders. In June 2005, Cimarex acquired Magnum Hunter Resources, Inc. As part of the negotiated transaction, Cimarex agreed to select one director from the Board of Directors of Magnum Hunter to serve on its Board. The Cimarex Board of Directors, upon the recommendation of the Chief Executive Officer, determined that Mr. Box met the criteria for nominees provided in the Corporate Governance Guidelines, and elected Mr. Box on June 7, 2005 as a Class I director to serve until the 2006 annual meeting of Cimarex.

Director Independence

        Our Board of Directors is comprised of nine outside directors and one inside director. The Board has determined that all of the outside directors are independent within the meaning of the rules of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and the Cimarex Corporate Governance Guidelines. Mr. Helmerich, as a result of being a former executive officer of Cimarex, and Mr. Robertson, as a result of being a former executive officer of Key Production Company, Inc., a subsidiary of Cimarex, are not "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. This means that they must refrain from voting on performance-based compensation resolutions. F. H. Merelli, the sole management director, serves as Chairman of the Board of Directors and is our Chief Executive Officer. There are no family relationships among any directors or executive officers of Cimarex.

Presiding Director

        The Board has a presiding director whose primary responsibility is to preside over the executive sessions of the independent members of the Board The presiding director also performs such other duties that the Board may from time to time delegate.

        Cortlandt Dietler served as the presiding director from December 2004 until the December 2005 meeting of the Board, at which time Hans Helmerich was appointed presiding director to serve until the December 2006 Board meeting.

Communications with Directors

        Anyone who has a concern about Cimarex may communicate that concern directly to the presiding director. Communications may be mailed to the Corporate Secretary or may be communicated to the Cimarex Energy Co. Confidential Hotline (1-866-519-1898). All communications will be forwarded to the presiding director for his review. The presiding director may take any action deemed appropriate or necessary, including the retention of independent or outside counsel, accountants or other advisors, with respect to any such communication addressed to him. No adverse action will be taken against any individual making any such communication to the presiding director.

Governance Committee Interlocks

        Hans Helmerich, a member of Cimarex's Governance Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002. Cimarex was originally formed as a wholly owned subsidiary of Helmerich & Payne, Inc. in connection with the spinoff by Helmerich & Payne of its oil and gas exploration and production business. Helmerich & Payne provides Cimarex with contract drilling services. In 2005, drilling costs of approximately $13.8 million were incurred by Cimarex related to such services, which represented 2% of Cimarex's total exploration and development costs.

Compensation of Directors

        Mr. Merelli, the sole management director, receives no compensation for serving as a director. During 2005, each non-management director was entitled to receive the following compensation for his services:

Annual Retainer	$40,000
Equity Retainer	$50,000
Committee Chair	$10,000
Attendance at Board Meeting	$1,500
Attendance at Committee Meeting	$1,000

        The equity retainer was in the form of restricted stock that vests at the rate of one-third per year on each anniversary of the date of the grant. The number of shares issued was determined by dividing $50,000 by the average of the highest and lowest sales prices of Cimarex common stock as reported by the New York Stock Exchange on May 18, 2005, the date of grant.

        Cimarex reimburses non-management directors for actual expenses related to attending Board meetings, and some non-management directors may, on occasion, use Cimarex's aircraft for travel to and from Board meetings.

        The following table provides information on fiscal 2005 compensation for non-employee directors who served during fiscal 2005.

Non-Employee Director Compensation Earned in Fiscal 2005

Name	Total ($)	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Stock Incentive Plan Comp. ($)	All Other Comp. ($)
Jerry Box	$94,000	$44,000	$50,000	$—	$—	$—
Glenn A. Cox	$108,500	$58,500	$50,000	$—	$—	$—
Cortlandt S. Dietler	$114,000	$64,000	$50,000	$—	$—	$—
Hans Helmerich	$101,500	$51,500	$50,000	$—	$—	$—
David A. Hentschel	$107,500	$57,500	$50,000	$—	$—	$—
Paul D. Holleman	$107,000	$57,000	$50,000	$—	$—	$—
Monroe W. Robertson(1)	$57,500	$22,500	$35,000	$—	$—	$—
L. F. Rooney(1)	$99,500	$49,500	$50,000	$—	$—	$—
Michael J. Sullivan	$108,500	$58,500	$50,000	$—	$—	$—
L. Paul Teague	$116,000	$66,000	$50,000	$—	$—	$—

(1)
Mr. Rooney resigned from the Board of Directors, effective October 27, 2005, and Mr. Robertson was elected to fill the vacancy.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board of Directors consists of ten members and is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

        The terms of the four Class I directors, Jerry Box, Paul D. Holleman, F. H. Merelli, and Michael J. Sullivan, will expire at the 2006 annual meeting. Messrs., Box, Holleman, Merelli and Sullivan have each been nominated to stand for election at the meeting to hold office until our 2009 annual meeting.

        Unless instructed otherwise, the proxies will be voted "FOR" the election of each of the Class I nominees named above to serve for three years or until his successor is elected and qualifies. If, prior to the annual meeting, one or more of the nominees becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board of Directors or its Governance Committee. As of the mailing of these proxy materials, the Board of Directors knows of no reason why any director nominee would not be available to serve as a director.

        We encourage our directors to attend annual meetings. All of our current directors, except Mr. Box and Mr. Robertson, who were not directors at the time of the annual meeting, attended last year's annual meeting held on June 6, 2005.

        Information concerning the nominees selected by our Board of Directors, as well as each of our continuing directors, is set forth below:

Nominees for Election as Class I Directors for Three-Year Terms Expiring in 2009

Jerry Box, age 67	Director Since June 2005

        Chairman of Magnum Hunter Resources, Inc. from October 2004 until June 2005, and a director of Magnum Hunter Resources from March 1999 to June 2005. Mr. Box was with Oryx Energy Company from December 1994 through March 1999, at which time he retired. Mr. Box served as president, chief operating officer and a director from February 1998 to March 1999, executive vice president and chief operating officer from December 1995 to February 1998 and executive vice president, exploration and production from December 1994 to November 1995. Director and chairman of the compensation committee and member of the nominating and governance committee of Newpark Resources, Inc., Metairie, Louisiana, an oilfield service company traded on the NYSE.

Paul D. Holleman, age 74	Director Since 2002

        Senior partner of Holme Roberts & Owen LLP, a Denver law firm, until 2000, when he retired. At Holme Roberts, he served as legal counsel to Key Production Company, Inc., a company acquired by Cimarex in 2002, and other oil and gas companies. Other positions in his 40 years with Holme Roberts included Chairman of the Natural Resources Department and member of the executive committee.

F. H. Merelli, age 70	Director Since 2002

        Chairman of the Board, Chief Executive Officer and President of Cimarex since September 30, 2002. Chairman and Chief Executive Officer of Key Production Company, Inc. from September 1992 to September 30, 2002 and President from March 2002 until September 30, 2002 and from September 1992 to September 1999. Director and member of audit committee of Apache Corporation, Houston, Texas, an exploration and production company traded on the NYSE.

Michael J. Sullivan, age 66	Director Since 2002

        Member of the Denver law firm, Rothgerber Johnson & Lyons LLP, since 2001, most recently as partner of the Casper office. United States Ambassador to Ireland from 1998 until 2001. Practiced law with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Governor of Wyoming from 1987 through 1995. Director of Kerry Group plc, a global food and food ingredients producer headquartered in Tralee, Ireland; director and member of audit committee and governance committee of Allied Irish Bank Group, Dublin, Ireland; and director and member of the governance committee of First Interstate BancSystem, Billings, Montana.

Directors will be elected by a plurality of the votes. The Board of Directors recommends a vote "FOR" each of the nominees for election to the Board.

Class II Directors Continuing in Office—Terms Expiring in 2007

Cortlandt S. Dietler, age 84	Director Since 2002

        Chairman of the Board of TransMontaigne, Inc. since April 1995. Chief Executive Officer of TransMontaigne from April 1995 through September 1999. Director of Hallador Petroleum Company, a Denver, Colorado exploration and production company, and Forest Oil Corporation, a Denver, Colorado exploration and production company traded on the NYSE. Chairman of the nominating and corporate governance committee and the compensation committee of Forest Oil.

Hans Helmerich, age 47	Director Since 2002

        Director of Helmerich & Payne since 1987. President and Chief Executive Officer of Helmerich & Payne since 1989. Director of Atwood Oceanics, Inc., Houston, Texas, an international offshore drilling company, and Trustee of Northwestern Mutual.

Monroe W. Robertson, age 56	Director Since 2005

        Currently a private investor. Mr. Robertson was with Key Production Company, Inc. for 10 years until retirement in March 2002. He held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer.

Class III Directors Continuing in Office—Terms Expiring in 2008

Glenn A. Cox, age 76	Director Since 2002

        President and Chief Operating Officer of Phillips Petroleum Company from June 1985 until his retirement in 1991. Chief Financial Officer of Phillips Petroleum Company from June 1980 to May 1985. Director and chairman of audit committee of Helmerich & Payne, Tulsa, Oklahoma, and previous director and member of audit committees of The Williams Companies, a gas gathering and exploration and production company located in Tulsa, Oklahoma, and Union Texas Petroleum, an exploration and production company located in Houston, Texas.

David A. Hentschel, age 72	Director Since 2002

        Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1997 until 1999, when he retired. President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Director of Nexen Inc., a global energy company located in Calgary, Alberta, Canada.

L. Paul Teague, age 71	Director Since 2002

        With Texaco Exploration & Producing Inc. for 35 years until retirement in 1994. Held the positions of Vice President, Western Region; Division Manager of the New Orleans Division, Eastern Producing

Department; Vice President, New Orleans Producing Division of Texaco USA; and Vice President, Producing Department, Texaco USA in Houston.

PROPOSAL 2
APPROVAL OF PERFORMANCE GOALS

        The Board requests that stockholders approve the material terms of performance goals applicable to awards of restricted stock granted under the Cimarex 2002 Stock Incentive Plan to the Chief Executive Officer and certain other executive officers. The Plan was initially approved by stockholders at Cimarex's 2003 annual meeting, and the shares of common stock that may be issued under the Plan have been registered with the SEC on Form S-8 Registration Statements.

        In December 2005, Cimarex's Board of Directors approved the grant, effective the first trading day of January, of restricted stock to certain executive officers, which included the Named Officers. The awards are subject to vesting and the satisfaction of performance goals. The performance goals applicable to these awards were not included in the Plan originally approved by the stockholders.

        Section 162(m) limits the compensation deduction that Cimarex may take on its federal income tax return to $1 million of compensation paid to each of the Named Officers. The deduction limit does not apply to "qualified performance-based compensation" as defined by Section 162(m). Awards of restricted stock with performance goals do not qualify as performance-based compensation unless the material terms of the performance goals have been approved by the stockholders. It is for this reason that the Board requests that the stockholders approve the following material terms of the performance goals:

Performance Goals

  •
  The "Performance Period" commences with the first trading day in January of each year and ends on the last trading day of the year prior to the third anniversary. For example, the initial Performance Period begins on January 3, 2006 and ends on December 31, 2008.

  •
  The number of unrestricted shares to be issued upon vesting at the end of the Performance Period will be based upon Cimarex's stock price performance relative to that of a peer group comprised of companies within the Dow Jones US Exploration & Production Index that are not principally engaged in refining and marketing (Peer Group) as of the last day of the Performance Period. In order to determine Cimarex's relative performance percentile, the following calculations are made:

  •
  Determine the calculated percentage difference between the average per share closing price of the common stock of Cimarex and of each company in the Peer Group (i) over 30 trading days preceding the beginning of the Performance Period and (ii) over 30 trading days preceding the end of the Performance Period.

  •
  Rank Cimarex and each company in the Peer Group from the highest percentage to the lowest percentage.

  •
  Subtract Cimarex's absolute rank from the total number of companies in the Peer Group and divide the result by the total number of companies in the Peer Group to determine Cimarex's relative performance percentile.

  •
  Cimarex's relative performance percentile will determine the number of shares of restricted stock that will vest at the end of the Performance Period. The percentage of shares that will vest will range from 50% to 100%. A performance percentile of 75% or greater will result in achievement of 100% vesting, and a performance percentile of 25% or below will result in achievement of 50% vesting. For example, with respect to the award of 60,000 restricted shares to the Chief Executive Officer, if Cimarex performs at the 75% or greater percentile, the Chief Executive Officer shall be entitled to 100% of the award, or 60,000 shares. If Cimarex performs at the 25% or less percentile, the Chief Executive Officer shall be entitled to 50% of the award, or 30,000 shares. For stock price performance between the top and bottom quartiles, the number of shares vested is linearly scaled between 50% and 100%.

Other Terms of the Awards

        If the holder terminates employment on account of death or disability prior to the end of the Performance Period, the holder will receive the number of shares calculated in accordance with the foregoing paragraphs, except that the end of the Performance Period shall be the date of death or disability. If the holder terminates employment for any other reason prior to the end of the Performance Period, the shares subject to the award shall be forfeited.

        Prior to the end of the Performance Period, the holder shall be entitled to voting rights and the right to receive ordinary cash dividends. Unless otherwise determined by the Board, the awards are intended to be annual awards for the number of shares determined by the Governance Committee.

        The following table shows the maximum number of shares that may be issued to executive officers if the performance goals are achieved at the highest levels.

Name	Position	Target Award
F. H. Merelli	Chief Executive Officer, President	60,000
Joseph R. Albi	Executive Vice President	30,000
Stephen P. Bell	Sr. Vice President	30,000
Thomas A. Jorden	Executive Vice President	30,000
Paul Korus	Vice President, Chief Financial Officer, Treasurer	30,000
Executive Group		48,000
Non-Executive Director Group		-0-
Non-Executive Officer Employee Group		-0-

Tax Considerations

        The recipient of a restricted stock award has no taxable event at the time of grant, but will realize ordinary income at the time the award is settled in an amount equal to the cash and/or the fair market value of the shares received, and Cimarex will be entitled to a corresponding deduction.

A majority of the shares present and entitled to vote at the Annual Meeting is required to ratify and approve the performance goals that apply to target awards of restricted stock under the Cimarex Energy Co. 2002 Stock Incentive Plan. The Board of Directors recommends a vote "FOR" Ratification and Approval of the Performance Goals.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

Independent Auditors

        The Audit Committee of the Board of Directors has appointed KPMG LLP to audit our financial statements for 2006. KPMG has been our independent auditors since October 1, 2002.

        We are asking that stockholders ratify the appointment of KPMG as independent auditors. If stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider this appointment. A KPMG representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

A majority of the shares present and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as Cimarex's independent auditors for 2006. The Board of Directors recommends a vote "FOR" the ratification of KPMG LLP as Cimarex's independent auditors for 2006.

Fees

        The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2005		2004
Audit Fees	$992,500		$655,000
Audit-Related Fees	$70,000	*	$0
Tax Fees	$125,037	**	$77,713
All Other Fees, including Financial Information Systems Design and Implementation Fees	$0		$0

*
Review of accounting related to acquisition of Magnum Hunter Resources, Inc.

**
Includes review of Federal and state tax returns, Federal and state tax compliance issues, consultation related to treatment of state franchise tax issues and tax audit assistance.

        The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the Securities and Exchange Commission may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described above and the related fees were pre-approved by the Audit Committee in 2004 and 2005.

Report of Audit Committee

        The Audit Committee oversees Cimarex's financial reporting process on behalf of the Board of Directors, including Cimarex's internal controls, the quality of its financial reporting and the independence and performance of Cimarex's independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the Proxy Statement for the 2003 annual meeting of stockholders and is available on our website at www.cimarex.com.

        Management has the primary responsibility for the financial statements and the overall reporting process of Cimarex, including Cimarex's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of Cimarex and its subsidiaries in conformity with generally accepted accounting principles.

        The independent auditors also audit the effectiveness of the Company's internal control over financial reporting, based on the criteria established in the Internal Control-Integrated Framework issued by the Committee of the Sponsoring Organizations of the Treadway Commission, and express an opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

        The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2005 and met with both management and KPMG, Cimarex's independent auditors, to discuss those financial statements and the effectiveness of Cimarex's internal control over financial reporting. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles, and that Cimarex's internal controls over financial reporting are effective in both design and operation. KPMG has informed us that their opinions regarding both Cimarex's financial statements and the effectiveness of Cimarex's internal control over financial reporting are unqualified.

        We have received from KPMG the communication required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

                      THE AUDIT COMMITTEE
                      Cortlandt S. Dietler, Chairman
                      Glenn A. Cox
                      Paul D. Holleman
                      Monroe W. Robertson

EXECUTIVE COMPENSATION

Governance Committee Report on Executive Compensation

        The Governance Committee establishes and administers Cimarex's executive compensation program. The Committee is directly responsible to the Board of Directors and shareholders for the Chief Executive Officer's compensation and for all stock-based compensation. The Committee recommends for approval by the Board the cash compensation for each of the other executive officers.

        The five directors on the Committee are independent. They are not employees of Cimarex.

        The Governance Committee is also responsible for corporate governance, nomination of directors, succession planning, and director compensation.

  Compensation Philosophy

        The Governance Committee policy is to clearly and comprehensively disclose all aspects of executive compensation so shareholders will understand how much the Cimarex officers are paid and why.

        Cimarex's business is to profitably discover and produce oil and gas reserves with a return on investment that is competitive and attractive to investors.

        The objective of the Cimarex executive compensation program is to protect and enhance shareholder value. To do this the compensation program must attract, retain, and motivate executives with the talent to thrive in the competitive environment in which Cimarex operates. Executive retention and management continuity are essential for the protection and enhancement of shareholder value. Accordingly, the compensation program must provide significant retention motivation.

        The compensation program must be reasonable, fair and competitive. In addition, the program must properly balance short and long-term corporate performance incentives without undue emphasis or pressure for short-term results at the expense of long-term prosperity. The compensation program also strives to maintain reasonable internal pay equity. It must encourage and reward only performance that meets high ethical standards.

        It is the explicit policy of Cimarex to compensate officers primarily with cash and equity with minimal use of perquisites.

        Cimarex does not permit personal use of its corporate aircraft. Cimarex does not provide country club memberships, hunting and fishing facilities, company vehicles, sporting complex boxes or tickets for sporting events for its officers.

        The few perquisites provided to Cimarex officers include luncheon club and fitness club memberships and limited legal assistance with estate planning. In 2005, the total cost to Cimarex for all the officers combined for these perquisites was less than $15,000.

        The Governance Committee uses an outside consulting firm (Deloitte Consulting, LLP) for research and advice on executive compensation. The Vice President—Human Resources and the Governance Committee have jointly engaged this consulting firm. For officer and director compensation advice, starting in 2006, Deloitte Consulting will be engaged by and report directly to the Governance Committee. Deloitte may do additional compensation work for the Vice President—Human Resources.

  Compensation Program and Methodology

        The Cimarex executive compensation program consists of these three elements:

  •
  Base Pay

  •
  Cash Bonus

  •
  Restricted Stock Awards

        Base Pay.     The target for base pay for the Chief Executive Officer and other officers is approximately the 75th percentile of base pay for similar officers within Cimarex's peer group. The Committee uses a customized peer group of exploration and production companies for the base pay comparisons.

        Companies in the Dow Jones U. S. Exploration & Production Index with revenue and market capitalizations similar to that of Cimarex are used for the customized peer group. Executive compensation tends to increase with market capitalization and revenue for most companies.

        The peer group base pay information comes from public information and industry surveys. The reported compensation data are usually historical. The data can be several months old and not reflective of increases that will be made in the current year. With the help of the compensation consultant, the Committee forecasts what the competitor base pay compensation will be for the current year. This forecast of current peer group base pay is used as the basis for the compensation percentile determinations.

        The peer group data may also be adjusted for the different compensation philosophies of companies. Total compensation paid by the peer companies is considered when the base salaries are determined.

        Base salaries are reviewed annually with the intent to make adjustments effective June 1 of each year. The 75th percentile target is not an entitlement nor is it a cap. Depending on performance and time in a position, actual base pay may exceed or be less than the 75th percentile.

        Cash Bonus.     A performance-based cash pool is used for the cash bonus element. The target is a cash bonus pool equal to 100% of the base salaries of the officers in the pool.

        The base salaries in effect at the end of the year for which the cash bonuses are awarded are used to calculate the cash bonus pool. The cash bonus pool is based on Cimarex's actual cash flow compared to a cash flow target. This, in effect, reflects Cimarex's ability to pay.

        Each year Cimarex sets the annual cash flow target using forecasts of production, expenses, capital investments, and commodity prices. The monthly futures contract trading prices on the New York Mercantile Exchange at the time the target is set are used to forecast oil and gas prices.

        If the cash flow target is achieved, a cash bonus pool equal to 100% of the base salaries of the officers in the pool is established. The amount of the pool is adjusted upward or downward based on specific performance factors and actual cash flow. If the cash flow target is exceeded, the size of the potential pool is increased. If the cash flow target is not achieved, the size of the potential pool is decreased accordingly.

        The cash bonus pool is calculated as follows:

  •
  CBPF = TOBP ÷ CFT

          Where:

CBPF	=	Cash Bonus Pool Factor
TOBP	=	Total year end base pay of the officers
CFT	=	Cash flow target
  •
  Using the Cash Bonus Pool Factor, the actual cash flow is used to calculate a Potential Cash Flow Bonus Pool using this equation:

    PCBP = CBPF × ACF

          Where:

PCBP	=	Potential Cash Bonus Pool
CBPF	=	Cash Bonus Pool Factor
ACF	=	Actual cash flow
  •
  The Potential Cash Bonus Pool is adjusted by the following three weighted performance factors which measure and reward performance that directly affects shareholder value:

  •
  Growth in oil and gas production—50% weighting factor

  •
  Growth in proved reserves—20% weighting factor

  •
  Peer group stock price performance—30% weighting factor

    At the beginning of each calendar year, the Governance Committee, in conjunction with the Chief Executive Officer, set the targets for the performance factors. If the target is exceeded, the factor is proportionally increased. If the target is not achieved, the factor is decreased.

    The Peer Stock Price Factor is determined by Cimarex's relative stock price performance compared to the companies in the Dow Jones US Exploration & Production Index.

    Using the weighted performance factors, the amount of the Earned Cash Bonus Pool is calculated with this equation:

    ECBP = PGF (0.50 × PCBP) + RGF (0.20 × PCBP) + PSPF (0.30 × PCBP)

            Where:

ECBP	=	Earned Cash Bonus Pool
PCBP	=	Potential Cash Bonus Pool
PGF	=	Production Growth Factor
RGF	=	Reserves Growth Factor
PSPF	=	Peer Stock Price Factor

  The total Earned Cash Bonus Pool is limited to no more than 150% of the total of the year end base pay of the officers (TOBP). If the calculated Earned Cash Bonus Pool exceeds this 150% cap, the pool is reduced to an amount equal to 150% of the base salaries of the officers in the pool.

  The entire cash bonus pool is at risk. There is no floor on the size of the Earned Cash Bonus Pool. It can be zero. All of the Earned Cash Bonus Pool does not have to be awarded. Carry-over to the next year is not permitted if all of the pool is not used.

        For 2005, oil and gas prices were higher than forecast. Production increased 63%. Proved reserves increased 210%. Stock price performance was in the bottom quartile of the peer group resulting in a Peer Stock Price Factor of zero.

        The production increase, reserves increase, and higher cash flow more than offset the Peer Stock Price performance. This resulted in an Earned Cash Bonus Pool of more than 150% of the base salaries. This triggered the cap. The result was an actual Earned Cash Bonus Pool of 150% equal to the sum of the base salaries.

        Using the Earned Cash Bonus Pool, the Chief Executive Officer, on the basis of performance evaluation of each participant, recommends the individual officer Cash Bonus awards. Individual awards may exceed base salaries by more than 150%, but the total of the cash bonus awards is limited to amount of the Earned Cash Bonus Pool. After reconciling any differences with the Chief Executive Officer's recommendations, the Committee approves and submits the recommendations for review and adoption by the entire Board.

        The Governance Committee determines the cash bonus for the Chief Executive Officer using the relationship of his base salary to the highest base salary of his direct reports and the performance factors used to determine the Earned Cash Bonus Pool for the other officers. The Governance Committee, based on its performance appraisal of the Chief Executive Officer, determines the actual Cash Bonus for him. Internal pay equity is considered in determining the Cash Bonus.

        Restricted Stock Awards.     When Cimarex Energy Co. was formed in 2002 by the spin off and merger of Helmerich & Payne's oil and gas assets with Key Production Company, restricted stock awards and stock option grants were made to six officers, including the Chief Executive Officer, F. H. Merelli.

        Mr. Merelli's restricted stock awards vest 20% each year. The other officers' awards vest on the fifth anniversary of the award. The terms of the awards further preclude Mr. Merelli and the other officers from selling their restricted stock until the eighth anniversary of the awards.

        Because these awards were front-end loaded to focus management on the tasks of combining the two companies and building a foundation for future growth, no restricted units, stock, or stock option awards were made to the officers in 2003, 2004 or 2005.

        When Magnum Hunter was acquired in 2005, Cimarex's market capitalization and management responsibilities significantly increased. In recognition of these changes and the increased competition for oil and gas industry executives, in December 2005 the Board approved a new restricted stock awards program. This new program includes a substantial retention incentive combined with a performance-based component. The program was developed with the assistance of our compensation consultant.

        Executive stock ownership helps align the interests of management with those of the shareholders. The restricted stock awards program emphasizes and facilitates executive stock ownership.

        The restricted stock awards are intended to be annual recurring awards. Changes (up or down) to the number of restricted shares granted each year may be made to keep the total compensation program competitive with Cimarex's peer group.

        One-half of the restricted shares cliff vest on the third anniversary of the award. The other half of the award may also vest in three years, depending on Cimarex's stock price performance relative to peers. The peer group consists of those companies in the Dow Jones US Exploration & Production Index that are primarily engaged in oil and gas exploration and production.

        The recurring restricted stock award program combined with three-year cliff vesting gives each officer a laddered portfolio of vesting common stock and is intended to be a significant retention incentive.

        In January 2006, the Committee made its initial grants under the new program. The following table summarizes those awards.

	Restricted Shares Awarded	Minimum Number of Shares that will Vest	Maximum Number of Shares that will Vest
CEO	60,000	30,000	60,000
Executive Officer	30,000	15,000	30,000

        The "Performance Period" commenced with the first trading day in January of 2006 and ends on December 31, 2008. The total number of unrestricted shares to be issued upon vesting at the end of the Performance Period will be based upon Cimarex's relative stock price performance percentile, determined as follows:

  •
  Determine the calculated percentage difference between the average per share closing price of the common stock of Cimarex and each company in the Peer Group (i) over 30 trading days preceding the beginning of the Performance Period and (ii) over 30 trading days preceding the end of the Performance Period.

  •
  Rank Cimarex and each company in the Peer Group from the highest percentage to the lowest percentage.

  •
  Subtract Cimarex's absolute rank from the total number of companies in the Peer Group and divide the result by the total number of companies in the Peer Group to determine Cimarex's relative performance percentile.

        As shown in the above table, the percentage of restricted shares awarded that will vest will range from 50% to 100%. If the Peer Group performance percentile is 75% or greater, 100% of the restricted shares will vest. If the performance percentile is 25% or lower, only 50% of the restricted shares will vest.

        For example, the Chief Executive Officer was awarded 60,000 restricted shares to the Chief Executive Officer. If the Cimarex stock performance is at the 75% or greater percentile, the CEO will receive 100% of the award, which is 60,000 shares. If the Cimarex stock performance is at the 25% or less percentile, the CEO will only receive 50% of the award, which is 30,000 shares.

        For stock price performance between the top and bottom quartiles, the number of shares awarded is linearly scaled between 50% and 100%.

        If an executive dies or is disabled before the end of the Performance Period, the vesting will be accelerated to the date of death or disability. The number of shares that vest will be determined using the same methodology, except the stock price performance will be based on the reduced Performance Period. If employment is terminated for any other reason before the end of the Performance Period, all unvested restricted stock is forfeited.

        Prior to the end of the Performance Period, the executive will receive ordinary cash dividends (if any) and have voting rights for the Restricted Stock.

        The three elements of the Cimarex executive compensation program are a long-range plan. To keep the program competitive, the Governance Committee, with the assistance of its compensation consultant, reviews peer-group and industry compensation policies at least once a year. Changes necessary to keep the compensation program competitive are made by the Governance Committee.

        The integrity of the compensation program is a critical factor in its design and implementation. The performance factors used are objective and verifiable. The production, proved reserves, and peer group stock price measures are all based on published values. The reserve numbers used are reviewed by independent reserve consultants and the Cimarex Audit Committee.

        Although outstanding stock option grants were made in past years, the Governance Committee at this time has no plans for granting additional stock options. Cimarex does not and has not re-priced stock options.

        Retirement Benefits.     Cimarex officers are eligible to participate in the Cimarex 401(k) defined contribution retirement plan. This plan is open to participation by all Cimarex full-time employees after 90 days of employment. Under the plan, Cimarex matches dollar-for-dollar employee contributions to the plan up to 5% of the employee's cash compensation, subject to limits imposed by Internal Revenue Service rules.

        Cimarex also sponsors a Supplemental Savings Plan which is a non-qualified deferred compensation plan that permits executives to make contributions (and to receive matching contributions) in excess of the Internal Revenue Service limitations.

        Cimarex does not have a defined benefit pension plan nor does it provide post-retirement benefits to its executives.

        Severance Pay.     The Governance Committee considers stability and continuity of executive management during periods of uncertainty to be in the best interests of shareholders. The loss of key employees can have a detrimental effect on the performance of Cimarex. The Change-in Control Severance Plan may help minimize the loss of key personnel during a period of uncertainty.

        The Board adopted a Change-in-Control Severance Plan after evaluating the severance policies of peer companies. Details of the plan are disclosed in this proxy statement under the caption "Employment Agreement and Change in Control Arrangements With Named Officers."

        Mr. Merelli, the Chairman, President and Chief Executive Officer of Cimarex, serves under an employment agreement. If Cimarex terminates Mr. Merelli without cause or because of death or disability or he resigns for good reason, he will receive his base salary for two years and the maximum incentive compensation that would have been payable. Any payments to Mr. Merelli under the employment agreement will be deducted from any benefits payable under the severance plan. Cimarex may terminate Mr. Merelli's employment at any time for cause or after 30 days notice if not for cause.

        Director Compensation.     The Governance Committee is responsible for evaluating director compensation and making compensation recommendations to the full Board. The Board can accept, modify or reject the recommendations.

        The Governance Committee is sensitive to the potential conflict of interest involved in making recommendations that affects their compensation. To minimize this potential conflict of interest, the committee is provided with recommendations from the Chief Executive Officer that are based upon peer group public information and may also seek specific compensation recommendations from its compensation consultant.

        To attract, retain, and fairly compensate Board members, the Governance Committee policy is for director compensation similar to that of its peer companies. Peer company benchmarking is used to confirm that the compensation is reasonable and not excessive.

        Cimarex does not provide perquisites for its directors. Nor does Cimarex, because of any relationship a director may have, make charitable or other contributions to any organizations.

        Mr. Merelli, the Chairman, is the only director who is an employee of Cimarex. He receives no compensation for being a director. Non-employee director compensation, consisting of an annual retainer, restricted stock awards and board and committee meeting fees, is disclosed in this proxy statement under the caption "Compensation of Directors."

        Review of all Components of Executive and Director Compensation.     The Governance Committee reviewed all components of compensation for the Chief Executive Officer and the four other most highly compensated executive officers. This review included salary, bonus, equity compensation, accumulated realized and unrealized stock option and restricted stock unit gains, the dollar value to the executive and cost to Cimarex of perquisites and other personal benefits, company matching contributions under Cimarex's 401(k) plan and 401(k) supplemental savings plan, and possible payments under several potential severance and change-in-control scenarios.

        To facilitate the review of all these compensation components, a tally sheet showing all elements of compensations is maintained.

        The Committee also reviewed all elements of compensation of the directors.

        The Governance Committee finds the total compensation of Cimarex's Chief Executive Officer, the four other most highly compensated officers, and the directors to be reasonable.

  Succession Planning

        One of the most important functions of the Governance Committee and the Board is the planning for officer succession. The Cimarex succession plan emphasizes internal development and promotion. This is important to assure continuity of the Cimarex corporate culture and operating philosophy.

        The Chairman, President and Chief Executive Officer positions are currently vested in a single individual. At this stage in the maturity of the organization, this makes for a leaner and more efficient organization with fewer levels of review. The result is an organization that can expeditiously make and execute decisions.

        At least once each year, the succession plan is formally updated and reviewed by the Governance Committee and the Board.

  Deductibility of Compensation Under Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code, adopted in 1993, imposes a $1 million cap, subject to certain exceptions, on the deductibility to a company of compensation paid to the five executive officers named in such company's proxy statement. The stockholders voted at the 2003 Annual Meeting of Shareholders to approve the 2002 Stock Incentive Plan to enable options granted under that Plan to qualify as deductible performance-based compensation (under Section 162(m)) so that any compensation from the exercise of stock options would not be affected by Section 162(m).

        Proposal 2 in this Proxy Statement is a request for the shareholders of Cimarex to approve the performance goals of the restricted stock awards program so that awards under the program may be deductible to the fullest extent allowed under Section 162(m).

        The Governance Committee continues to consider other steps that might be in Cimarex's best interest to comply with Section 162(m), while reserving the right to award future compensation that would not comply with the Section 162(m) requirements for nondeductibility if the Governance Committee concludes that this is in Cimarex's best interests.

                      THE GOVERNANCE COMMITTEE
                      L. Paul Teague, Chairman
                      Jerry Box
                      Hans Helmerich
                      David A. Hentschel
                      Michael J. Sullivan

Compensation

        Summary Compensation Table.    The summary compensation table set forth below contains information regarding compensation paid to each of the Named Officers for services rendered during the last three fiscal years.

								Long Term Compensation Awards
		Annual Compensation
									Shares Underlying Option Grants
	Year	Salary		Bonus(1)		Other Annual Compensation(2)		Restricted Stock Awards		All Other Compensation			Total
F.H. Merelli, Chairman, Chief Executive Officer, President	2005 2004 2003	$ $ $	537,500 426,667 350,000	$ $ $	1,000,000 700,000 375,000	$36,018 33,472 22,701	(3) (3) (3)	— — —	— — —	$ $ $	34,937 30,216 31,430	(4)	$ $ $	1,608,455 1,190,355 779,131
Thomas E. Jorden Executive Vice President—Exploration	2005 2004 2003	$ $ $	297,260 250,496 192,000	$ $ $	625,000 499,374 192,000	— — —		— — —	— — —	$ $ $	25,488 22,131 18,614	(5)	$ $ $	947,748 772,001 402,614
Joseph R. Albi Executive Vice President—Operations	2005 2004 2003	$ $ $	287,328 238,815 178,000	$ $ $	510,000 341,250 151,300	— — —		— — —	— — —	$ $ $	31,429 19,505 29,319	(6)	$ $ $	828,757 599,570 358,619
Paul Korus Vice President, Chief Financial Officer, and Treasurer	2005 2004 2003	$ $ $	302,175 242,500 200,000	$ $ $	445,000 363,750 160,000	— — —		— — —	— — —	$ $ $	32,005 20,173 15,158	(7)	$ $ $	779,180 626,423 375,158
Stephen P. Bell Senior Vice President—Business Development and Land	2005 2004 2003	$ $ $	257,861 222,283 177,000	$ $ $	400,000 321,875 141,600	— — —		— — —	— — —	$ $ $	28,435 18,212 38,246	(8)	$ $ $	686,296 562,370 356,846

(1)
Bonus reported for the year earned.

(2)
The aggregate amount of perquisites and other personal benefits was less than $10,000 for each of the Named Officers. Generally, perquisites include payment or reimbursement by Cimarex for the benefit of the Named Officers of parking fees and athletic club memberships.

(3)
Represents the payment of estimated tax liability associated with the vesting of stock units.

(4)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,500 and $24,437, respectively.

(5)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,500 and $14,988, respectively.

(6)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,500 and $20,929, respectively.

(7)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,500 and $21,505, respectively.

(8)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,500 and $17,935, respectively.

Option Grants in 2005

        No options were granted by Cimarex to any of the named executive officers during fiscal year 2005

Aggregated Option Exercises in 2005 and Value Realized

Name	Number of Shares Acquired on Exercise	Value Realized
F.H. Merelli	—	$—
Thomas E. Jorden	—	$—
Joseph R. Albi	4,000	$121,828
Paul Korus	18,000	$547,475
Stephen P. Bell	—	$—

2005 Year-End Option and Restricted Stock Unit Values

					2005 Year-End Restricted Stock Unit Values
	2005 Year-End Option Values
					Number of Securities Underlying Restricted Stock Units at 2005 Year-End
	Number of Securities Underlying Unexercised Options at 2005 Year-End		Value of Unexercised In-the-Money Options at 2005 Year-End				Value of Restricted Stock Units at 2005 Year-End
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable	Vested	Unvested	Vested	Unvested
F. H. Merelli	628,440	168,960	$18,210,492	$4,429,286	126,720	84,480	$5,431,853	$3,621,235
Thomas Jorden	36,400	36,400	$954,226	$954,226	—	45,500	$—	$1,950,358
Joseph Albi	52,900	36,400	$1,432,030	$954,226	—	45,500	$—	$1,950,358
Paul Korus	54,600	36,400	$1,431,339	$954,226	—	45,500	$—	$1,950,358
Stephen Bell	54,600	36,400	$1,431,339	$954,226	—	45,500	$—	$1,950,358

Equity Compensation Plan Information (as of December 31, 2005)

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,932,754	$15.64	5,284,234	(2)
Equity compensation plans not approved by security holders	0	0	0

Total	1,932,754	$15.64	5,284,234	(2)

(1)
The number of securities to be issued upon exercise does not include restricted stock awards representing 266,153 shares, as these securities are issued and outstanding, or awards of stock units representing the right to acquire 687,937 shares or awards of deferred compensation units representing the right to acquire 5,487 shares.

(2)
Each share of restricted stock issued under the Plan counts as two shares against the shares available for future issuance under the Plan.

Stock Price Performance

        The following graph shows the total stockholder return through December 31, 2005 of an investment of $100 in cash on September 30, 2002 (the date of the spin off transaction with Helmerich & Payne) (i) in Cimarex Energy Co.'s common stock (XEC), (ii) the S & P 500 Index and (iii) the Dow Jones U.S. Exploration and Production index. Historic stock price performance is not indicative of future stock price performance.

COMPARISON OF 39 MONTH CUMULATIVE TOTAL RETURN*
AMONG THE CIMAREX ENERGY CO., THE S & P 500 INDEX
AND THE DOW JONES US EXPLORATION & PRODUCTION INDEX

*
$100 invested on 9/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

Employment Agreement and Change in Control Arrangements with Named Officers

        Employment Agreement with Mr. Merelli.    F. H. Merelli has an employment agreement that provides the following:

  •
  Indefinite term

  •
  Annual performance and compensation reviews by Governance Committee; no decrease in salary permitted

  •
  Annual incentive bonus

  •
  May be terminated for cause

  •
  May be terminated on 30 days' notice if not for cause

  •
  Termination without cause, because of death or disability, or for good reason:

  •
  Two times base salary

  •
  Incentive compensation for the year of termination

        Agreements with Messrs. Albi, Bell, Jorden and Korus.    Each of Messrs. Albi, Bell, Jorden and Korus were parties to employment agreements with a company acquired by Cimarex on September 30, 2002. In that acquisition, Cimarex assumed the change-in-control and severance obligations under each employment agreement that require a lump-sum payment, in the event of termination without cause, equal to two times base salary at September 30, 2002.

        Change-in-Control Severance Plan.    In March 2005 the Board adopted a Change-in-Control Severance Plan covering Cimarex employees. In the event of a Change-in-Control, as defined in the Plan, if a Named Officer is terminated for any reason other than Cause (as defined in the Plan), each Named Officer would be entitled to:

  •
  Sum of the prior two years' cash compensation (salary and bonus)

  •
  Pro rata portion of annual cash incentive bonus otherwise payable in year of termination

  •
  Medical, dental, disability and life insurance benefits for two years

  •
  Benefits payable under any other severance plan will offset benefits payable under the Change-in-Control Severance Plan

Certain Relationships and Related Party Transactions

        Helmerich & Payne provides Cimarex with contract drilling services. Cimarex incurred approximately $13.8 million of costs related to such services for the year ended December 31, 2005. Hans Helmerich, a director of Cimarex, is President and Chief Executive Officer of Helmerich & Payne.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        Cimarex has one class of voting securities outstanding. On March 24, 2006, there were 82,649,166 shares of common stock outstanding, with each share entitled to one vote.

Equity and Equity-Related Interests Held by Executive Officers and Directors

        The following table shows, as of March 24, 2006, vested and unvested equity interests and common stock held by each of the executive officers set forth in the Summary Compensation Table (Named Officers), the directors and all of the executive officers and directors as a group:

		Restricted Stock Units/ Deferred Comp Units(3)(4)		Shares Underlying Stock Options
	Unvested Restricted Stock(1)(2)						Common Stock
		Vested	Unvested	Vested	Unvested	401(k)		Total
Named Officers
F. H. Merelli (also director)	60,000	126,720	84,480	375,000	168,960	12,989	222,400	1,050,549
Joseph Albi	30,000	—	45,500	52,900	36,400	5,057	2,259	172,116
Stephen Bell	30,000	—	45,500	54,600	36,400	—	3,500	170,000
Thomas Jorden	30,000	—	45,500	36,400	36,400	7,177	3,822	159,299
Paul Korus	30,000	—	45,500	54,600	36,400	4,565	6,000	177,065
Directors
Jerry Box	1,743	—	—	—	—	—	6,681	8,424
Glenn Cox	3,198	—	—	10,000	—	—	3,797	16,995
Cortlandt Dietler	3,198	—	—	52,500	—	—	104,110	159,808
Hans Helmerich	1,979	610	1,219	10,000	—	—	97,976	111,784
David Hentschel	3,198	—	—	10,000	—	—	2,610	15,808
Paul Holleman	3,198	—	—	35,000	—	—	2,610	40,808
Monroe Robertson	833	—	—	—	—	—	2,552	3,385
Michael Sullivan	1,979	610	1,219	10,000	—	—	2,500	16,308
L. Paul Teague	1,979	610	1,219	16,667	—	—	44,211	64,686
All executive officers & directors as a group (17 persons)	256,305	128,550	351,887	763,667	365,360	32,283	511,576	2,409,728

(1)
The restricted stock held by the executive officers is subject to three-year cliff vesting and the satisfaction of performance goals. See Proposal 2 in this proxy statement.

(2)
The restricted stock held by the directors vests in three equal annual installments, beginning with the first anniversary from the grant date.

(3)
The restricted stock units vest five years from the date of grant and are payable in shares of common stock on the eighth anniversary of the date of grant.

(4)
The deferred compensation units held by certain directors vest in three equal annual installments and represent the right to receive one share of Cimarex common stock at the time provided in the director's deferred compensation election.

Beneficial Ownership by Executive Officers and Directors

        The following table shows, as of March 24, 2006, the number of shares of common stock "beneficially owned," as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the Named Officers, the directors, and all executive officers and directors, as a group:

Name of Beneficial Owner	Shares Owned(1)		Option Shares(2)	Beneficial Ownership Total		Percent of Class
Named Officers
F.H. Merelli (also director)	295,389		628,440	923,829		1%
Joseph R. Albi	37,316		52,900	90,143		<1%
Stephen P. Bell	33,500		54,600	88,100		<1%
Thomas E. Jorden	40,999		36,400	77,399		<1%
Paul Korus	40,565		54,600	95,165		<1%
Directors
Jerry Box	8,424		—	8,424		<1%
Glenn A. Cox	6,995		10,000	16,995
Cortlandt S. Dietler	107,308		52,500	159,808		<1%
Hans Helmerich	99,955	(3)	10,000	109,955	(3)	<1%
David A. Hentschel	5,808		10,000	15,808		<1%
Paul D. Holleman	5,808		35,000	40,808		<1%
Monroe W. Robertson	3,385		—	3,385		<1%
Michael J. Sullivan	4,479		10,000	14,479		<1%
L. Paul Teague	46,190		16,667	62,857		<1%
All executive officers and directors as a group (17 persons)	800,264		998,907	1,799,171		2%

(1)
Includes restricted stock, direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan. Does not include restricted stock units held by executive officers or deferred compensation units held by some directors.

(2)
Shares of common stock that could be purchased by the exercise of vested stock options within the 60-day period following March 24, 2006 under the Cimarex Energy Co. 2002 Stock Incentive Plan.

(3)
Includes 11,450 shares held by Mr. Helmerich's spouse, 7,865 shares held for various trusts for immediate family members of which Mr. Helmerich is trustee and 2,000 shares held by a custodian for the benefit of Mr. Helmerich's children. Mr. Helmerich disclaims beneficial ownership of these shares.

Beneficial Owners of More than Five Percent

        No stockholders beneficially owned more than five percent of the outstanding shares of our common stock. This information is based on filings by the reporting persons with the Securities and Exchange Commission.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. The reports by such persons are published on our website at http://www.cimarex.com. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2005, except that reports reporting the exchange in June 2004 by Messrs. Helmerich, Sullivan and Teague of shares of restricted stock for deferred compensation units were not timely filed.

Other Matters

        There are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2007 Annual Meeting

        Any stockholder wishing to submit a proposal for the vote of the stockholders at Cimarex's 2007 annual meeting must submit such proposal or proposals in writing to Cimarex no later than January 10, 2007. Proposals should be sent to the attention of the Corporate Secretary at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203. We are not required to include in our proxy statement a form of proxy or stockholder proposal that is received after that date or otherwise fails to meet the requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

        As required by our By-laws, a stockholder must give timely notice of a nomination for election as a director. A notice is timely if received no earlier than February 6, 2007 and no later than February 16, 2007. The advance notice must be delivered to the attention of the Corporate Secretary at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203, and must comply with the requirements of Cimarex's By-Laws.

Complaint and Reporting Procedures

        We have established complaint and reporting procedures, which are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding non-management director or with our non-management directors as a group, also may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

VOTE BY TELEPHONE OR INTERNET
QUICK    •    EASY    •    IMMEDIATE

CIMAREX ENERGY CO.

  •
  You can now vote your shares electronically through the Internet or the telephone.

  •
  This eliminates the need to return the proxy card.

  •
  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET

www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED ELECTRONICALLY

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL	Please mark your votes like this	☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSAL.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

1.	Election of four Class I directors: (01) Jerry Box, (02) Paul D. Holleman, (03) F. H. Merelli, (04) Michael J. Sullivan	Vote FOR all nominees listed to the left (except as marked to the		Vote WITHHELD from all nominees listed to the left
	(Instruction: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the space provided below.)	contrary below) ☐		☐

2.	Approve the performance goals applicable to awards of restricted stock in order to obtain the federal income tax deduction benefits under Section 162(m) of the Internal Revenue Code.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Ratify appointment of KPMG LLP as independent auditors for 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature(s)	Signature(s)	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT TO US.

PLEASE CAST YOUR VOTE TODAY.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

        The undersigned appoints F.H. Merelli and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders to be held May 17, 2006, or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the reverse side)